UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)
SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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On November 24, 2009, the Shareholder Advocates for Value Enhancement added on the homepage of the website www.saveusat.com a red box that reads “Claims vs. Facts—In response to SAVE’s calls for change, USA Technologies has issued a number of false and misleading claims. For the truth, please click here.” Upon clicking on the link, the following information is provided:
USAT’S OPEN LETTER TO SHAREHOLDERS (11/20/09)
COMPANY CLAIMS vs FACTS
In his Open Letter To Shareholders on November 20, 2009, Mr. Jensen stated a number of misleading claims. Outlined below are a few of these claims, and facts setting the record straight.
MISLEADING CLAIM #1: “Mr. Tirpak owns only 10,000 shares, or 0.04%, of our common stock as of the record date of the Annual Meeting.”
FACTS: Mr. Tirpak currently owns more than 100,000 common shares of USAT. He would have owned 100,000 shares as of the record date for the 2010 Annual Meeting had the Board not manipulated the election process to advance the meeting more than four months for no reason that we can determine other than to entrench management. Mr. Tirpak’s ownership on September 30, 2009, the record date is irrelevant to his commitment the Company.
Further, George Jensen himself owns directly (i.e., excluding those shares he may be deemed to own beneficially but in which he has no economic interest) only 65,802 common shares as of the record date and, as far as we can tell based on Company disclosure, currently. Worse, this economic interest in the common stock (valued at under $110,000 based on Friday’s closing price of $1.60) is dwarfed by his economic interest in his debt-like preferred stock (with a liquidation value of approximately $2.5 million as of the end of the first quarter of fiscal year 2010) giving Mr. Jensen different and potentially conflicting interests to the interests of common shareholders.
Frankly, we were surprised the Company would focus on share ownership, given that, based on the Company’s own disclosure, the two members of the Committee own more Common Stock than all of the current directors of USAT combined.
MISLEADING CLAIM #2: “The marketplace understands the progress the Company has made over the last year as the stock price of USAT one year ago today was $1.50 versus yesterday’s closing price of $1.70, up 13.3%.”
FACT: We were confused by this comment. In the same period, the entire Nasdaq was up over 63%. In addition, 50% of this 0.20-cent gain the Company is boasting about was the result of a one day jump of the stock from $1.60 to $1.70 when SAVE filed its preliminary proxy statement.

MISLEADING CLAIM #3: “Additionally, Mr. Tirpak was one of two defendants in a class action alleging securities fraud that was settled through the payment of $2,250,000 by the defendants.”
FACT: We were disappointed that Mr. Jensen believed that bringing up an old lawsuit, one only tangentially related to Mr. Tirpak, would distract investor’s from the steady decline in shareholder value and corporate governance changes that have reduced accountability to shareholders. The case Mr. Jensen referenced is 12 years old. It occurred when Mr. Tirpak was a junior analyst. He was included in the case only because another employee without authorization released an internal memo with Mr. Tirpak’s name on it. Once CSFB learned the facts, they removed Mr. Tirpak’s name from the memo, suspended the other employee, and indemnified Mr. Tirpak. The SEC brought no enforcement against Mr. Tirpak. This lawsuit was a CSFB issue, Mr. Tirpak never had his own lawyer, and had nothing to do with the settlement CSFB reached. He remained at the firm for three more years and was promoted several times.
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ADDITIONAL INFORMATION
On November 19, 2009, Shareholder Advocates for Value Enhancement (SAVE) filed a preliminary proxy statement on Schedule 14A for the election of its slate of director nominees at the annual meeting of Stockholders of USA Technologies, Inc. scheduled to be held on December 15, 2009 (the “Annual Meeting”). Prior to the Annual Meeting, SAVE will furnish a definitive Proxy Statement to shareholders of USA Technologies, Inc., together with a BLUE proxy card. SHAREHOLDERS OF USA TECHNOLOGIES, INC. ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.
The Proxy Statement and all other soliciting materials filed by SAVE will be available at: WWW.SAVEUSAT.COM.
The Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov. In addition, Morrow & Co. will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:
Morrow & Co., LLC
Toll Free: 800-662-5200
Banks and Brokerage Firms Call Collect: 203-658-9400
SAVE, its members, Bradley Tirpak and Craig Thomas, and its Director nominees, Bradley Tirpak, Peter Michel and Alan Gotcher (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to SAVE’s nominees. None of the Participants has any direct or indirect interests in the matters to be acted upon at the Annual Meeting other than as a shareholder or a nominee for election as a director of USA Technologies, Inc. Detailed information regarding the names, affiliations and interests of the Participants, including security ownership or otherwise, is available in SAVE’s preliminary Proxy Statement filed by SAVE on November 19, 2009 with the SEC.
ABOUT SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in USA Technologies. Inc. (“USAT”), whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for USAT shareholders by advocating for corporate governance, efficient operations and compensation changes. www.saveusat.com.